EXHIBIT 99.1

51 West Pearl Street • P.O. Box 309 • Coldwater, Michigan • 49036

September 10, 2010

To Our Shareholders:

I am pleased to announce that Southern Michigan Bancorp, Inc. earned $803,000, or $.35 per share, for the second quarter of 2010. The financial performance for the period represents the fifth consecutive profitable quarter for the company. For the first six months of 2010, Southern earned $1,505,000, or $.65 per share. Both the quarterly and six-month financial results are substantial increases compared with the same periods of 2009.

The improvements in Southern's financial performance are attributable to our efforts to reduce costs associated with problem loans and to control operating expenses. Southern's provision for loan losses for the second quarter of 2010 was $150,000, a sharp reduction from the $500,000 provision for the second quarter of 2009. Net charge-offs for this year's second quarter totaled $368,000 compared with $766,000 for the same period one year ago. For the first six months of this year, our net charge-offs totaled $699,000 compared with $2,430,000 for the first six months of last year.

Total non-interest expenses for the most recent quarter declined by $317,000 compared with the total for the second quarter of 2009. The reduction was due principally to the absence of a one-time special FDIC deposit insurance assessment imposed on all banks during the second quarter of 2009. Absent deposit insurance assessments, most key operating expense categories have remained relatively flat for the first six months of 2010 compared with a year ago.

Our balance sheet has modestly increased since the beginning of 2010, with total assets rising to $468.8 million through the first six months of this year from $462.4 million. Total deposits during this period of historically low interest rates increased to $385.7 million as of June 30, 2010 from $380.9 million at year-end 2009. Loans, through the comparable period, declined to $324.1 million from $333.1 million. As a result, net interest income for the six-month period ended June 30, 2010 declined minimally to $8.1 million from $8.2 million compared with the same period a year ago. Our net interest margin for the first six months of 2010 was a healthy 4.02 percent, although slightly lower from 4.11 percent for the first six months of 2009.

Southern's consistent levels of profitability and capital strength will position the company to take advantage of growth opportunities likely to emerge with an economic recovery. Our annualized return on average assets for the six-month period ended June 30, 2010 was 0.64 percent, compared with 0.21 percent for the same period last year. The annualized return on average equity was 6.48 percent for the first six months of 2010 compared with 2.13 percent for the same period in 2009. Equally important, our Total and Tier 1 risk-based capital ratios of 12.58 percent and 11.32 percent, respectively, remain comfortably above the regulatory minimums for financial institutions to be categorized as "well-capitalized".

I have discussed with many of you the unprecedented nature and impact of the economic downturn in Michigan, which is now into its third year. Recent passage of the Dodd-

Frank Act represents the most sweeping change to the financial services industry in more than a generation. The Act will establish new oversight agencies and regulatory mandates that are likely to increase Southern's cost of doing business as well as its minimum capital requirements. It is impossible at this time to fully anticipate the impact and costs to Southern of a prolonged economic recession, additional regulatory burdens, and implementation of national health care legislation, among other factors that have created more uncertainty rather than clarity for community banks.

Southern's management team continues to implement strategic initiatives developed since the onset of the economic downturn that emphasize:

➢	Providing high quality financial services to many underserved market segments throughout our primary service area;

➢	Streamlining servicing capabilities at both the customer contact and back office areas in an effort to ensure that efficiency targets are attained;

➢	Promptly identifying and resolving potential problem credit relationships; and

➢	Building capital in an effort to withstand a prolonged economic slump and to seize strategic opportunities as they may present themselves.

Our management team, employees and directors appreciate your continued support.

Sincerely,

John H. Castle,
Chairman & Chief Executive Officer

517.279.5500     •      800.379.7628     •      www.smb-t.com